UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 13, 2005
The South Financial Group, Inc.

(Exact name of registrant as specified in its charter)

South Carolina	0-15083	57-0824914

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

102 South Main Street, Greenville, South Carolina	29601

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:     (864) 255-7900
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐      Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure
     To assist investors, financial analysts and other interested parties in their analysis of The South Financial Group, Inc. (“TSFG” or the “Company”), TSFG developed the document attached as Exhibit 99.1 to this Form 8-K. This document, incorporated herein by reference, is furnished, not filed.
Item 8.01. Other Events
Reference is made to the “Forward Looking Statements” of TSFG, which is attached hereto as Exhibit 99.2 and incorporated by reference herein.
Balance Sheet Repositioning
Over the past two weeks, TSFG has taken further actions to reposition its balance sheet in an effort to improve interest rate risk, net interest income, profitability ratios, and the predictability and growth prospects of future core earnings. In total, TSFG disposed of $1.2 billion of available-for-sale investment securities. Concurrently, TSFG purchased $440 million of higher-yielding securities and retired $799 million of structured repurchase agreements prior to maturity. These actions follow a similar repositioning announced in the second quarter of 2005, in which the Company sold approximately $500 million of securities and subsequently allowed an additional approximately $500 million to mature without reinvestment.
This strategic initiative to reduce TSFG’s investment securities and wholesale borrowings resulted from tightening interest spreads on wholesale banking activities, an effort to reduce the complexity and level of embedded optionality in the balance sheet, and the continued maturation of TSFG’s core (customer) banking franchise. By diversifying its footprint, increasing its banking presence in the state of Florida, and adding leadership in key revenue-producing roles, TSFG has enhanced its growth prospects for customer-based revenue.
     The following summarizes the December 2005 balance sheet repositioning:
•	TSFG sold $1.2 billion of available-for-sale investment securities with an average yield of 4.11% at November 30, 2005. TSFG incurred a pre-tax loss of $51.4 million related to the sale of the investment securities. Although the sale of the investment securities will result in a loss in TSFG’s fourth quarter 2005 earnings, the majority of the loss on these available-for-sale investment securities has been previously recognized in TSFG’s tangible equity as a result of mark-to-market charges to other comprehensive income/(loss) in earlier periods.

•	TSFG purchased $440 million in higher-yielding, fixed-rate, shorter-duration securities having a yield of 5.37%.

•	TSFG retired approximately $799 million of structured repurchase agreements with an average cost of 3.62% (at December 13, 2005) and average remaining life of 5.4 years. During the first quarter of 2006, $711 million of these structured repurchased agreements were scheduled either to convert to a fixed rate or be called at the option of the counterparty, both of which would have increased TSFG’s cost of funds. TSFG incurred a pre-tax loss of $6.2 million related to this early extinguishment of debt.

•	After these transactions, the complexity in both the Company’s investment securities and its borrowings was reduced, and the duration of the securities portfolio was basically unchanged at approximately 4.0 years.

•	At December 31, 2005, TSFG’s ratio of securities to total assets is expected to be approximately 21%, as compared to 33% at March 31, 2005 (prior to beginning the balance sheet repositioning). At December 31, 2005, TSFG’s ratio of wholesale borrowings to total assets is expected to be approximately 30%, as compared to 43% at March 31, 2005.
TSFG believes that adequate balance sheet liquidity exists to meet current expected funding needs without the sale of additional securities. Management has no plans to make further reductions in investment securities levels.
Item 9.01. Financial Statements and Exhibits
Exhibit 99.1          Regulation FD Disclosure
Exhibit 99.2          Statement Regarding Forward Looking Statements

     Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The South Financial Group, Inc.

December 28, 2005	By:	/s/ Timothy K. Schools

Timothy K. Schools Executive Vice President and Chief Financial Officer

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